Exhibit 10(iii) (c)


              DESCRIPTION OF BONUS ARRANGEMENT
                  FOR SECTOR PRESIDENTS OF
                   INGERSOLL-RAND COMPANY


     There is no formal document setting forth this arrangement. However, the Compensation and Nominating
Committee of the Board of Directors will approve bonus arrangements for the Sector Presidents for 2001 which will be dependent upon the performance of the Sector Presidents' respective sectors, with a portion of their bonuses based on the total company's performance relative to predetermined earnings per share, cash flow, and return on invested capital goals. Discretionary bonuses may be paid in the event that goals are not met.